EXHIBIT 10.1
AMENDED LETTER OF INTENT

Date:	October 25, 2005

Parties:	Fagen, Inc., a Minnesota Corporation, of Granite Falls, MN (“Fagen”) and Gold Energy, LLC (f/k/a Red River Energy, LLC) of Elbow Lake, Minnesota (“Owner”)
WHEREAS, Owner is an entity organized to facilitate the development and building of either a 100 MGY gas-fired fuel ethanol plant to be located within 100 miles of Wahpeton, ND (the “Facility” or “Project”); and
WHEREAS, Fagen is an engineering and construction firm capable of providing development assistance, as well as designing and constructing the Facility being considered by Owner; and
WHEREAS, this Letter of Intent supercedes and replaces the Letter of Intent dated May 2, 2005, between Fagen and Owner relating to the Project.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Owner and Fagen agree to use best efforts in jointly developing this Project under the following terms:
     1. Owner agrees that Fagen will Design-Build the Facility if determined by Owner to be feasible and if adequate financing is obtained. Should Owner choose to develop or pursue a relationship with a company other than Fagen to provide the preliminary engineering or design-build services for the project, then Owner shall reimburse Fagen for all expenses Fagen has incurred in connection with the Project based upon Fagen’s standard rate schedule plus all third party costs incurred from the date of the former Letter of Intent (dated May 2, 2005) between Fagen and Owner. Such expenses include, but are not limited to, labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage. In the event Fagen’s services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, shall remain with Fagen; however, Owner shall, upon payment of the foregoing expenses, have the limited license to use the above described technical data, excluding proprietary process related information, for completing documentation required for construction, operation, repair and maintenance of the Project, at Owner’s sole risk.
     Owner acknowledges that the technical data provided by Fagen under this Letter o Intent shall be preliminary and may not be suitable for construction and agrees that any use of such technical data without Fagen’s involvement shall be at the Owner’s sole risk.
     If Fagen intentionally or by gross negligence fails or refuses to comply with its commitments contained in this Letter of Intent, Fagen shall absorb all of its own expenses, and Owner shall have the right to terminate the Letter of Intent immediately upon written notice to Fagen, and Owner shall be released from its obligations to pay or reimburse Fagen as described above.
     2. Fagen will provide Owner with assistance in evaluating, from both a technical and business perspective:
•	Owner organizational options;

•	The appropriate location of the proposed Facility, and

•	Business plan development.
Fagen assumes no risk or liability of representation or advice to Owner by assisting in evaluating the above. All decisions made regarding feasibility, financing, and business risks are the Owner’s sole responsibility and liability. In addition, Owner shall utilize project consultants recommended by Fagen that have successfully financed previous Fagen projects.
     3. Fagen agrees to Design-Build the Facility, utilizing ICM, Inc. technology in the plant process, for a lump sum price of $105,997,000.00. If, as of the date a Notice to Proceed is given, the Construction Cost Index published by Engineering New-Record Magazine (“CCI”) for the month in which the Notice to Proceed is issued, has increased over the CCI published in the Engineering New Record for September 2005 (CCI as of September 2005= 7540.38), the Contract Price will be increased by an equal percentage amount.
     4. Fagen will assist Owner in locating appropriate management for the Facility.
     5. Fagen requires representation of 10 counties, at a minimum, located within Minnesota and North Dakota on the Board of Directors, and Owner shall provide to Fagen a list of the names, addresses (residential), and phone numbers of such Directors.
     6. Fagen will assist Owner in presenting information to potential investors, potential lenders, and various entities or agencies that may provide project development assistance, so long as the Project has 5% or less dilution. In addition, pro forma projections shall be greater than 20% ROI by year five.
     7. During the term of this Letter of Intent the Owner agrees that Fagen will be the exclusive Developer and Design-Builder for the Owner in connection with matters covered by this Letter of Intent, and Owner shall not disclose any information related to this Letter of Intent to a competitor or prospective competitor of Fagen.
     8. This Letter of Intent shall terminate on December 31, 2007 unless the basic size and design of the Facility have been determined and mutually agreed upon, and a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised. Furthermore, this Letter of Intent shall terminate on December 31, 2008 unless financing for the Facility has been secured. Either of the aforementioned dates may be extended upon mutual written agreement of the Parties.
     9. Fagen and Owner agree to negotiate in good faith and enter into a definitive lump sum design build agreement, including exhibits thereto(“Transaction Documents”), acceptable to the Parties. This Letter of Intent shall terminate upon execution of the Transaction Documents.
     10. The Parties will jointly agree on the timing and content of any public disclosure, including, but not limited to, press releases, relating to Fagen’s involvement in Owner’s Project, and no such disclosure shall be made without mutual consent and approval, except as may be required by applicable law.
     11. The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.
     12. This Letter of Intent may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together constitute one and the same instrument. Signatures which have been affixed and transmitted by facsimile shall be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.

Gold Energy, LLC		Fagen, Inc.
(f/k/a Red River Energy, LLC)

By:	/s/ Les Nesuig	By:	/s/ [ILLEGIBLE SIGNATURE]

Its:	Chairman	Its: